Exhibit 10.8

August 13, 2018

YUCAIPA CORPORATE INITIATIVES FUND II, L.P.
YUCAIPA CORPORATE INITIATIVES (PARALLEL) FUND II, L.P.
c/o Yucaipa Corporate Initiatives Fund II, LLC
9130 West Sunset Boulevard
Los Angeles, California 90069

Re:	Amalgamated Bank

Ladies and Gentlemen:

Reference is made to that certain Investor Rights Agreement, dated as April 11, 2012, by and among Amalgamated Bank, a New York bank (the “Bank”), and the various stockholders party thereto (the “Investor Rights Agreement”). In connection with the termination of the Investor Rights Agreement by its terms on the date hereof due to the occurrence of a Qualifying Registration Event (as defined in the Investor Rights Agreement and that certain Registration Rights Agreement, dated as of April 11, 2012, by and among the Bank and the stockholders named therein (the “Registration Rights Agreement”), the Bank and YUCAIPA CORPORATE INITIATIVES FUND II, L.P. and YUCAIPA CORPORATE INITIATIVES (PARALLEL) FUND II, L.P. (collectively “Investor”) are contemporaneously entering into this agreement (this “Side Letter Agreement”) and, as such, the parties hereto acknowledge and agree that this Side Letter Agreement shall remain in full force and effect notwithstanding the termination of the Investor Rights Agreement and the continuing effectiveness of the Registration Rights Agreement.

The Bank and Investor hereby agree as follows:

1. Appointment of a Director

(a) The Bank hereby agrees that, from and after the date hereof, for so long as Investor and its Affiliates (as defined in the Registration Rights Agreement) own in the aggregate at least 5.0% of the Bank’s Class A Common Stock then outstanding (the “Minimum Ownership Interest”), the Bank shall take all requisite corporation action with respect to the nomination of one individual designated by Investor (the “Investor Nominee”) for service on the Board of Directors of the Bank (the “Board”), subject in each case, to satisfaction of all applicable legal and governance requirements regarding service as a director of the Bank.

(b) The Investor Nominee shall hold office until the earlier of (x) a Vacancy Event (as defined below) with respect to such Investor Nominee and (y) the election of a Replacement Investor Nominee in accordance with the provisions of Section 1(e).

(c) The Bank agrees to use commercially reasonable efforts to cause each person nominated pursuant to and in accordance with this Section 1 to be elected to the Board (including but not limited to, (i) causing the Board to appoint such nominee to the Board, (ii) recommending such nominee to its stockholders at the Bank’s annual meeting and (iii) soliciting proxies for such nominee).

(d) Investor shall, and shall cause any Investor Nominee, promptly to provide to the Bank all information concerning an Investor Nominee that is reasonably necessary to submit any notice or application required by any governmental entity in connection with the appointment or election of such Investor Nominee to the Board; provided, however, that Investor and the Investor Nominee shall not be required to furnish the Bank with any sensitive personal biographical or personal financial information of the Investor Nominee so long as Investor or Investor Nominee, as the case may be, will furnish directly to the applicable governmental entity such information and will confirm such submission in writing to the Bank.

(e) Investor shall have the exclusive right to nominate the replacement for an Investor Nominee (a “Replacement Investor Nominee”) upon the death, disability, resignation, retirement, disqualification, removal or otherwise (each a “Vacancy Event”) of the Investor Nominee (except vacancies arising pursuant to Section 1(f)). Subject to receipt of any necessary regulatory approvals, the Bank agrees to use its reasonable best efforts to cause any Replacement Investor Nominee to be elected to the Board as soon as practicable following the occurrence of a Vacancy Event with respect to an Investor Nominee (including, but not limited to, (i) causing the Board to elect such Replacement Investor Nominee to fill the vacancy resulting from such Vacancy Event, (ii) recommending that the stockholders vote in favor of such Investor Nominee at each subsequent annual meeting, and (iii) soliciting proxies for the election of such Replacement Investor Nominee).

(f) If, at any time subsequent to the date of this Side Letter Agreement, Investor and its Affiliates in the aggregate no longer own a Minimum Ownership Interest, Investor shall (i) have no further rights under this Section 1; (ii) promptly notify the Bank that Investor and its Affiliates no longer own a Minimum Ownership Interest and (iii) use its reasonable best efforts to cause the Investor Nominee to immediately resign from the Board.

2. Expenses. The Bank shall reimburse the Investor Nominee for his or her reasonable out-of-pocket expenses incurred by the Investor Nominee in connection with attending regular and special meetings of (i) the Board and any committee thereof and (ii) the board of directors of any Subsidiary of the Bank and any committee thereof.

3. Voting. Except as provided in the Bylaws of the Bank, either (i) the approval by a vote of at least a majority of the entire Board or (ii) the written consent of all of the directors shall be required for all actions requiring approval of the Board; provided that, if, at the time of the meeting for the taking of such vote or at the time of the taking of any such action by written consent, there is a vacancy on the Board and a Replacement Investor Nominee has been nominated to fill such vacancy pursuant to Section 1(e), the first order of business to be conducted at such meeting or pursuant to such consent shall be to fill such vacancy by appointing such Replacement Investor Nominee, provided that any required regulatory approvals shall have been obtained in order for such appointment to be effective. For the avoidance of doubt and unless otherwise required under applicable law, unanimous written consent of the Board shall only require the written consent of the directors then in office; provided that if there is a vacancy with respect to an Investor Nominee, notice of any Board meeting (other than a regularly scheduled Board meeting) or action to be taken by written consent must be provided to Investor at least ten (10) business days prior thereto and Investor shall have the ability to nominate a Replacement Investor Nominee to fill such vacancy and, provided that any required regulatory approvals shall have been obtained, the first order of business to be conducted at such meeting or pursuant to such consent shall be to fill such vacancy by appointing such Replacement Investor Nominee prior to any other action or before such written consent of the Board shall be effective.

4. Information

(a) The Investor Nominee shall have the right to receive from the Bank as promptly as reasonably practicable such information with respect to the Bank or any of its subsidiaries as the Investor Nominee reasonably requests, including (i) as soon as practicable and, in any event, within sixty (60) days after the beginning of each fiscal year, the Bank’s annual operating budget for such fiscal year, (ii) promptly following the preparation thereof, a copy of any revisions to the annual operating budget delivered pursuant to the preceding clause (i); and (iii) as soon as practicable, and in any event within twenty (20) days after the end of each month, the monthly management reporting packages of the Bank and, to the extent the following items are not included in the monthly management reporting packages, the unaudited consolidated balance sheet of the Bank and its subsidiaries as at the end of such month and the related unaudited statement of operations and cash flow for such month, and for the portion of the fiscal year then ended, in each case prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied, setting forth in comparative form the figures for the corresponding month and portion of the previous fiscal year, and the figures for the corresponding month and portion of the then current fiscal year as in the Bank’s annual operating budget. Subject to Section 6 and Sections 4.2(b)-(e), the Investor Nominee shall be allowed to share any information received pursuant to this Section 4(a) with Investor and its Affiliates to the fullest extent permitted under applicable Law.

(b) The Bank shall maintain, at its principal place of business, separate books of account for the Bank that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Bank’s business in accordance with GAAP consistently applied. Such books of account shall at all times be maintained at the principal place of business of the Bank and shall be open to inspection and examination at reasonable times and upon reasonable notice by Investor and its duly authorized representative for any purpose reasonably related to the Investor’s stockholdings in the Bank.

(c) At any time during which the Bank is not required to file annual, quarterly and periodic reports with the FDIC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), the Bank will furnish to the Investor, as soon as practicable, but in any event within one hundred twenty (120) calendar days after the end of each fiscal year of the Bank, (i) a consolidated balance sheet of the Bank and its Subsidiaries as of the end of such fiscal year and statements of operations, changes in capital and a statement of cash flows for such fiscal year, such year-end financial reports to be prepared in accordance with GAAP consistently applied and audited and certified by independent public accountants of nationally recognized standing selected by the Bank, together with a comparison of the figures in such financial statements with the figures for the previous fiscal year and the figures in the Bank’s annual operating budget and (ii) any management letters or other similar correspondence from such accountants.

(d) At any time during which the Bank is not required to file annual, quarterly and periodic reports with the FDIC pursuant to Section 13 or 15(d) of the Exchange Act, the Bank will furnish to Investor, as soon as practicable, but in any event within forty-five (45) calendar days after the end of each of the first three (3) quarters of each fiscal year of the Bank, an unaudited consolidated balance sheet of the Bank and its Subsidiaries as of the end of such fiscal quarter and statements of operations, changes in capital and a statement of cash flows for such fiscal quarter, in each case prepared in accordance with GAAP consistently applied.

(e) On an ongoing basis, the Bank shall provide Investor with such business plans, projections and other financial and operating information reports (and any material revisions or updates to the foregoing) prepared by the Bank in the usual and ordinary course.

Notwithstanding anything to the contrary contained herein, none of Investor or any directors, officers, employees, agents, general or limited partners, managers, members, fiduciaries, stockholders, representatives or Affiliates of Investor shall receive any information about, be present for any discussion concerning, discuss state or local political contributions or advisory services business with the board or staff of, or otherwise be involved in any capacity with the operations, management or oversight of, Amalgamated Bank NY PAC.

5. Insurance. The Bank shall maintain directors’ and officers’ liability insurance and fiduciary liability insurance with insurers of recognized financial responsibility in such amounts as the Board determines to be prudent and customary for the Bank’s business and operations.

6. Confidentiality

(a) Investor shall, and shall cause each of its Affiliates to, maintain in confidence and not use in any way other than in connection with evaluating and monitoring its investment in the Bank, any nonpublic or confidential proprietary information furnished to it by or on behalf of the Bank, or any of its subsidiaries or any other stockholder or their respective Affiliates, except that such information may be disclosed to:

(i) Investor’s directors, officers, employees, agents, general or limited partners, managers, members, fiduciaries, stockholders, representatives or Affiliates of any of the foregoing or to any financial institution providing credit to Investor or its Affiliates or to any financing source or potential financing source of Investor or its Affiliates; provided that Investor shall be responsible for any use or disclosure of such confidential information by such persons that would constitute a breach of this Section 6;

(ii) the extent required by applicable law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which Investor is subject, provided that Investor gives the Bank prompt notice of such request(s), to the extent practicable, so that the Bank may seek an appropriate protective order or similar relief (and Investor shall cooperate (at the expense of the Bank) with such efforts by the Bank, and shall in any event make only the minimum disclosure required by applicable law);

(iii) any governmental entity with jurisdiction over Investor or any of its Affiliates or any rating agency in connection with or relating to any securities of Investor or any of its Affiliates which are rated by such rating agency, as long as such governmental entity or rating agency is advised of the confidential nature of such information (and, in the case of a rating agency, expressly agrees to maintain the confidentiality of such information); or

(iv) another stockholder (or Affiliate thereof) who has a contractual right to designate a director of the Bank.

(c) All information provided under this Side Letter Agreement shall be subject to this Section 6 and shall be deemed confidential; provided, however, that information shall not be deemed confidential if (i) at the time of disclosure, such information is generally available to the public (other than as a result of a disclosure directly by the recipient or any of its representatives in violation of this Section 6), (ii) such information was available to the recipient on a non-confidential basis from a source that was not, at the time of disclosure, prohibited from disclosing such information to the recipient by a contractual, legal or fiduciary obligation, or (iii) such information is known to the recipient prior to or independently of its relationship with the party providing such information. Investor shall be liable for breaches of this Section 6 by any person to whom it has disclosed confidential information in accordance with Section 6(a)(i) above, unless such person to whom it has disclosed confidential information has executed a confidentiality agreement with the Bank, pursuant to which such Person has agreed to keep such information confidential in accordance with this Section 6 or in accordance with other confidentiality restrictions with respect to such information that are at least as restrictive as those contained herein.

(d) Notwithstanding anything herein to the contrary, from time to time directors of the Bank may receive certain highly confidential information regarding (i) the compensation of specific individuals (as opposed to general employee compensation information) by the Bank and/or the Bank’s subsidiaries, (ii) the pricing of products and services of the Bank and/or the Bank’s subsidiaries, or (iii) identifying or other similar information (e.g., names, addresses, tax identification numbers and contact information) related to customers of the Bank and/or the Bank’s subsidiaries, in each case that is not provided directly to Investor and is designated as “Directors Only” information by the Chief Executive Officer of the Bank. The Investor Nominee shall not disclose such information to any other person (other than (x) as may be required by applicable law, or (y) to their legal advisors for the purpose of seeking legal advice) unless they have first obtained the consent of the designating Chief Executive Officer, such consent not to be unreasonably withheld.

7. Indemnification Agreements. The Investor Nominee shall have the option to enter into an indemnification agreement with the Bank, substantially in the form attached as an Exhibit hereto.

8. ERISA Matters. Subject to the Bank’s reasonable restriction on the use and disclosure of information and the Bank’s right to limit such disclosure to comply with applicable Laws and to protect any attorney-client privilege, subject to Section 6, and without limitation or prejudice of any of the rights provided to the Investor under this Agreement, Investor and, at the written request of Investor, each Affiliate of Investor that indirectly has an interest in the Bank’s securities through Investor, in each case that is intended to qualify as a “venture capital operating company” (a “VCOC”) as defined in the U.S. Department of Labor Regulations codified at 29 C.F.R. Section 2510.3-101 (each, a “VCOC Investor”), will have customary and appropriate VCOC rights relating to inspection, information, and consultation with respect to the Bank (including customary consultation, inspection and access rights at mutually agreeable times (but not more frequently than quarterly), and rights to receive written materials prepared for distribution to members of the Board at the regularly scheduled Board meetings (“Board Papers”), provided, however, that the Bank reserves the right to exclude a VCOC Investor from access to any Board Papers or meeting or portion thereof if the Bank believes that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect confidential proprietary information, to comply with regulatory restrictions, or for other similar reasons), and the right to audited and unaudited financial statements; provided, however, that the Bank shall be under no obligation to provide a VCOC Investor with any material non-public information with respect to future corporate actions, and provided further that nothing herein shall entitle more than one Affiliate of Investor to the rights under this Section 8 without the consent of the Bank. The Bank agrees to consider, in good faith, the recommendations of a VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Bank. The right of any person to receive information or access hereunder shall be subject to such person executing a customary confidentiality agreement in favor of the Bank and Investor shall, in addition to the person executing such agreement, be responsible for any breach thereof.

9. Corporate Opportunities

(a) Investor may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Bank or any subsidiary thereof, and the Bank, any subsidiary thereof, the directors of the Bank, the directors of any subsidiary of the Bank and the other stockholders shall have no rights by virtue of this Agreement in and to such ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Bank, shall not be deemed wrongful or improper.

(b) Except as otherwise provided below, neither Investor nor any of its directors, principals, officers, members, limited or general partners, fiduciaries, managers, employees and/or other representatives or its or their Affiliates or its Investor Nominee shall be obligated to refer or present any particular business opportunity to the Bank or any subsidiary thereof even if such opportunity is of a character that, if referred or presented to the Bank or any subsidiary thereof, could be taken by the Bank or any subsidiary thereof, and Investor or any of its Affiliates shall have the right to take for its own account (individually or as a partner, investor, member, participant or fiduciary) or to recommend to others such particular opportunity.

(c) In the event that an Investor Nominee who is also a director, officer or employee of Investor acquires knowledge of a potential transaction or other matter which may be a corporate or business opportunity for both the Bank and Investor, the Investor Nominee shall have fully satisfied and fulfilled the fiduciary duty of the Investor Nominee as a director of the Bank to the Bank and its stockholders with respect to such corporate or other business opportunity, if the Investor Nominee acts in a manner consistent with the following policy: A business or corporate opportunity offered to any person who is a director but not an officer of the Bank and who is a director, officer, employee, partner, member or stockholder of Investor or its Affiliates shall belong to the Bank only if such opportunity is expressly offered to such person in his or her capacity as a director of the Bank, and otherwise shall belong to Investor.

(d) Notwithstanding Sections 9(b) and (c), if a particular opportunity is expressly presented by a third party to the Investor Nominee or, to the actual knowledge of the Investor Nominee , to Investor as an opportunity specifically for the Bank or any of the Bank’s subsidiaries, such opportunity shall be presented to the Board, and if both (x) the Bank or any Bank subsidiary, and (y) the Investor Nominee or, to the actual knowledge of the Investor Nominee, Investor pursues such opportunity, Investor and the Investor Nominee shall have no right to participate in any vote or consent or deliberations of the Board or its stockholders, as the case may be, with respect to such opportunity.

No act or omission by Investor or any of its Affiliates in accordance with this Section 9 shall be considered contrary to (i) any fiduciary duty that Investor or any of its Affiliates may owe to the Bank or any of its subsidiaries or to any other stockholder by reason of Investor being a stockholder of the Bank, or (ii) any fiduciary duty the Investor Nominee who is also a director, officer or employee of Investor or any of its Affiliates may owe to the Bank or any of its subsidiaries, or to any stockholder thereof.

10. Governing Law. This Side Letter Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws.

11. Counterparts. This Side Letter Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Side Letter Agreement as of the date first above written.

AMALGAMATED BANK

By:	/s/ Keith Mestrich
Name:	Keith Mestrich
Title:	Chief Executive Officer and President

Agreed and acknowledged as of the date first above written:

YUCAIPA CORPORATE INITIATIVES FUND II, L.P.

By: Yucaipa Corporate Initiatives Fund II, LLC, its General Partner

By:	/s/ Henry E. Orren
Name	Henry E. Orren
Title:	Assistant Vice President and Secretary

YUCAIPA CORPORATE INITIATIVES (PARALLEL) FUND II, L.P.

By: Yucaipa Corporate Initiatives Fund II, LLC, its General Partner

By:	/s/ Henry E. Orren
Name	Henry E. Orren
Title:	Assistant Vice President and Secretary

Signature Page to Side Letter Agreement